EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

3D Systems Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

FIRST:                      At a meeting of the Board of Directors of the Corporation (the "Board"), the terms and provisions of this Certificate of Amendment were duly approved by the Board by the adoption of resolutions setting forth the amendments contained herein, declaring such amendments to be advisable and authorizing submission of such amendments to the stockholders of the Corporation for approval at a special meeting of stockholders.

SECOND:                 Pursuant to resolution of the Board, the special meeting of stockholders of the Corporation was duly called and held on October 7, 2011 upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendments to the Corporation's Certificate of Incorporation set forth herein.

THIRD:                     The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated as follows:

"FOURTH:                      The aggregate number of shares which the Corporation has authority to issue is 125,000,000, consisting of 120,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

FOURTH:                 This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH:                      This Certificate of Amendment shall be effective on the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 7th day of October, 2011.

3D SYSTEMS CORPORATION, a Delaware corporation

By: /s/ Robert M. Grace, Jr. Name: Robert M. Grace, Jr. Title: Vice President, General Counsel and Secretary